Exhibit 99.1

                      Press Release Dated January 28, 2004

NEWS ANNOUNCEMENT


Date:                     January 28, 2004

Contact:                  Susan J. Cooke

To:                       News Media

Release Date:             Immediate



                          COASTAL FINANCIAL CORPORATION
                  ANNOUNCES FISCAL 2004 FIRST QUARTER EARNINGS


Myrtle Beach, South Carolina, (January 28, 2004) . . . Coastal Financial Corporation (Nasdaq/CFCP) today announced earnings for the first fiscal quarter ended December 31, 2003.

Net income for the first quarter of fiscal 2004 increased 20.7% to $3.3 million or $0.26 per share ($0.24 per share diluted), as compared to $2.8 million or $0.21 per share ($0.20 per share diluted) for the same period of fiscal 2003.

At December 31, 2003, assets totaled $1.23 billion, an increase of 19.6% from $1.02 billion at December 31, 2002. During the same period, deposits increased 7.2%, from $636.2 million to $682.2 million, and loans receivable increased 23.0%, from $586.8 million to $721.6 million. In comparing the first quarters of fiscal 2003 and 2004, net interest income after provision for loan losses grew 9.0% to $9.3 million.

Returns  on  average   assets  and   average   equity  were  1.10%  and  17.70%,
respectively, for the three months ended December 31, 2003, as compared to 1.11% and 16.16% for the comparable period in fiscal 2003.

At December 31, 2003, asset quality continues to be good with non-performing assets to total assets of 0.68% as compared with 0.58% at December 31, 2002.




                                     -MORE-

Michael C. Gerald, President and Chief Executive Officer of Coastal Financial Corporation, said, "We are very pleased with the performance of Coastal Financial Corporation for the first quarter of fiscal 2004, particularly given the strong competition for deposits and loans. During the first quarter of fiscal 2004, we commenced our fourth year of operational initiatives under the guidance of our Vision 2005 strategic plan. Throughout fiscal 2003 and during the first quarter of fiscal 2004, we have made good progress toward attainment of the goals established under this plan. Our operating results for this quarter indicate that we continue to be rewarded for these initiatives."

"During the first quarter of fiscal 2004, we announced a 7.8% increase in fiscal 2003 diluted per share net income and a $.055 per share cash dividend. Other notable events and accomplishments during this quarter include the start of construction on our permanent banking office in Shallotte, North Carolina and the commencement of Coastal Federal Bank's 50th Anniversary celebration. These activities are indicative of the continued growth and progress envisioned under our Vision 2005 Plan, and are an outgrowth of our QUEST FOR EXCELLENCE Operating Philosophy," concluded Mr. Gerald.

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Bank and Coastal Retirement, Estate and Tax Planners, Inc. Coastal Federal Bank, with assets over $1.2 Billion, is a federally chartered and FDIC insured community bank with eighteen offices serving the communities of Horry and Georgetown Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Coastal Retirement, Estate and Tax Planners offers professional, objective, fee-based financial planning services. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com.

Stock Trading Information

The common stock of Coastal Financial Corporation is traded on the Nasdaq Stock Market under the symbol "CFCP." For information, contact Raymond James Financial Services at 1-843-918-7600, Herzog, Heine, Geduld, Inc. at 1-800-523-4936,
Knight Securities at 212-336-8690, Spear, Leeds & Kellogg at 1-800-526-3160 or Trident Securities at 1-800-222-2618.

Dividend Reinvestment and Direct Stock Purchase Plan

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new Shareholders a convenient means for making purchases of Coastal Financial shares free of fees and brokerage commissions and at a discount to market price. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-866-1340, Ext. 2514, or Investor Relations.

                                     -MORE-

Shareholder Services

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or to consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2514, or Investor Relations.

Investor Relations

Analysts, investors and others seeking financial information should contact:
         Susan J. Cooke - Senior Vice President and Secretary
         Coastal Financial Corporation
         2619 Oak Street
         Myrtle Beach, South Carolina  29577
         (843) 205-2676

Forward Looking Statements

This news release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Coastal Financial Corporation's (the "Company") expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the Company's markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company disclaims any obligation to update such forward-looking statements.








                                      #####

                          COASTAL FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Unaudited - Dollars in Thousands Except Per Share Data)

                                                  Three Months Ended
                                          Dec. 31,      Dec. 31,      Percentage
                                            2003          2002          Change

Interest Income                           $15,535       $14,740          5.39%
Interest Expense                            5,725         5,807         -1.41%
                                          -------       -------

Net Interest Income                         9,810         8,933          9.82%

Provision for Loan Losses                     550           435         26.44%
                                          -------       -------

Net Interest Income After
  Provision for Loan Losses                 9,260         8,498          8.97%

Other Income*                               2,326         2,667        -12.79%

General & Administrative
  Expenses **                               6,614         6,864         -3.64%
                                          -------       -------

Earnings Before Taxes                       4,972         4,301         15.60%

Income Taxes                                1,653         1,551          6.58%
                                          -------       -------


Net Income                                $ 3,319       $ 2,750         20.69%
                                          =======       =======

Earnings Per Common Share ***

  Basic                                   $  0.26       $  0.21         23.81%
                                          =======       =======
  Diluted                                 $  0.24       $  0.20         20.00%
                                          =======       =======

Average Common Shares Outstanding
Basic (in thousands) ***                   12,936        12,830          0.83%

Average Common Shares Outstanding
Diluted (in thousands) ***                 13,760        13,433          2.43%

Net Interest Margin                          3.48%         3.67%        -5.18%

Return on Average Assets                     1.10%         1.11%        -0.90%

Return on Average Equity                    17.70%        16.16%         9.53%

*Gains (losses) on sales of securities of ($200,000) and $214,000 are included in other income for the quarter ended December 31, 2003 and 2002, respectively.

**Prepayment penalties on FHLB advances of $9,000 and $1.1 million are included in general and administrative expenses for the quarter ended December 31, 2003 and 2002, respectively.

***All share and per share data have been restated to reflect two 10% stock dividends declared on May 27, 2003 and August 28, 2003.

                          COASTAL FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Unaudited - Dollars in Thousands Except Per Share Data)
                                   (CONTINUED)


                                                                                                     Percentage
                                                  At                 At               At            Change from
                                               Dec. 31,           Sept. 30,         Dec. 31,        September 30,
                                                 2003               2003              2002              2003
                                              ..........         ..........         ..........      .............

Total Assets                                  $1,225,338         $1,181,209         $1,024,388          3.74%

Loans Receivable, Net                         $  721,578         $  701,833         $  586,752          2.81%

Deposits                                      $  682,242         $  697,012         $  636,224         -2.12%

Shareholders' Equity                          $   76,288         $   73,707         $   69,765          3.50%

Non-Performing Assets
  to Total Assets  **                               0.68%              0.77%              0.58%       -11.69%

Allowance for Loan Losses as a
  Percentage of Total Net Loans                     1.43%              1.40%              1.41%         2.14%

Tangible Book Value
  Per Share                                   $     5.88         $     5.70         $     5.43          3.16%


** Non-performing assets consist of nonaccrual loans, accruing loans 90 days or more past due and real estate owned.


                                            At or for the       At or for the
                                         Three Months Ended   Three Months Ended
                                               Dec. 31,           Sept. 30,          Percentage
                                                 2003               2003               Change
                                         ..................   ..................    ...........

Credit Quality:
   Non-Performing Loans                       $    7,026         $    7,449              -5.68%
   Non-Performing Loans as a % of Loans             0.97%              1.06%             -8.49%
   Allowance for Loan Losses as a % of
     Non-Performing Loans                         146.84%            131.99%             11.25%
   Non-Performing Assets **                   $    8,361         $    9,077              -7.89%
   Non-Performing Assets as a % of Loans
     and Foreclosed Property                        1.16%              1.29%            -10.08%
   Net Loan Charge-Offs
     as a % of Average Loans (Annualized)           0.04%              0.11%            -63.64%

Stock Performance
At quarter end:
   Market Price Per Share of Common Stock     $    17.67         $    13.99              26.30%
   Indicated Annual Dividend                  $     0.22         $     0.22                n/a
   Dividend Yield                                   1.25%              1.57%            -20.38%
   Price/Book Ratio                               301.00%            245.00%             22.86%
   Market Capitalization                      $  229,065         $  180,765              26.72%